To our Stockholders,

We are pleased to present our eleventh annual report for the parent company, QCR Holdings, Inc. Recently, we celebrated our ten-year anniversary as a public company and now are in the midst of various ten-year anniversary events for Quad City Bank & Trust Company.

There are many positive reflections we have over the past ten years. For those of you who participated in our initial public offering in October 1993, you have a cost basis in those shares of $6.67. The original offering price was $10.00 per share and we executed a 3:2 split in November of 1998. As our shares have traded in the high 20's and low 30's recently, the original shares are worth more than four times cost.

In June 1999, we completed a $12 million offering of trust preferred securities through a trust subsidiary, QCR Capital Trust I. The securities carry a distribution rate of 9.2%, which, because of the recent interest rate environment, is higher than most recently issued trust preferred securities. While the securities have a 30-year maturity, we have the ability to redeem them after five years from their issuance and it is our current intention that the trust will redeem the trust preferred securities at the end of June 2004. To fund this anticipated redemption and to take advantage of the low interest rates and the continued capital treatment of trust preferred securities, we issued, through a private placement, $20 million of trust preferred securities in February 2004.

In September 2001, we conducted a private placement of our common stock in connection with the opening of Cedar Rapids Bank & Trust Company. This offering of $5 million was at $11 per share, so those shareholders have approximately tripled their investment in slightly more than two years based on current trading prices.

Our physical presence has grown dramatically since 1994 when we opened Quad City Bank & Trust in Bettendorf, Iowa on Middle Road. Our bank charter remains at this location. The second location was constructed in Davenport on North Brady in 1996. This is our busiest location from a transaction standpoint. We moved to Illinois in 1998 with the opening of our location in the Velie Plantation Mansion near the Moline/Rock Island border. This facility houses our trust department, the holding company headquarters, and Quad City Bancard, Inc. Our fourth Quad City location was opened in Davenport in 2000 and is located near the high growth area of Northeast Davenport/Bettendorf along the Utica Ridge Road and 53rd Street corridors. This location serves as the headquarters for our private banking practice. We are currently finalizing plans for a fifth location in West Davenport near the Five Points intersection.

We selected Cedar Rapids, Iowa as the location for our second bank charter due to its relative geographic proximity, strong business environment, and most importantly, the identification of four seasoned banking officers to lead our efforts in that community.

Quad City Bancard, Inc. was formed in 1995 and has been a significant contributor to consolidated earnings since that time. At its peak, Bancard was processing nearly $200 million in monthly merchant volume and ranked in the top twenty merchant processors in the country. We have made the decision to alter the business plan for Bancard and reduce its risk profile. As a result, processing volumes have been reduced significantly.

Most importantly, we have been successful in attracting high quality, talented, and motivated individuals to our organization. Our most valuable assets are the people with whom we are so fortunate to be able to work. Clearly, the focus of an employee-centered environment has proven to be our most important quality. We now number in excess of 220 employees and our biggest challenge will be the continued ability to recruit and retain talented and highly motivated individuals.

2003 was a good year for QCR Holdings. Earnings for the twelve months ended December 31, 2003 were $5.5 million, or basic earnings per share of $1.96 and diluted earnings per share of $1.91. In 2002, the Company had earnings of $4.8 million, or basic earnings per share of $1.75 and diluted earnings per share of $1.71. Calendar year 2002 earnings were favorably impacted by the October 2002 sale of the Company's independent sales organization (ISO) portfolio. Earnings for calendar year 2003 were also increased by the Company's continued processing of these ISO volumes through September 2003. This ISO processing resulted in additional 2003 net income of $900 thousand, or $0.32 per share.

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Excluding  both the one-time  gain from the sale of the ISO portfolio in October
2002, as well as the non-recurring revenue from the continued processing through September 2003, net income for the twelve months ended December 31, 2002 would have been $3.5 million, or diluted earnings per share of $1.24, and net income for the twelve months ended December 31, 2003 would have been $4.6 million, or diluted earnings per share of $1.61. Although excluding the impact of these events is a non-GAAP measure, management believes that it is important to provide such information due to the non-recurring nature of this income and to more accurately compare the results of the periods presented.

As anticipated, earnings for the fourth quarter were impacted by significant reductions in gains on the sale of residential real estate loans, as refinancing volumes have dropped dramatically. Also impacting fourth quarter earnings was $494 thousand in stock appreciation rights expense, which was generated by a $5.50 per share increase in the Company's stock price during the fourth quarter. Results for the twelve-month period demonstrated substantial improvement, as net income increased by $640 thousand, or 13%, over the twelve-month period ended December 31, 2002. Significant increases in net interest income and gains on the sale of residential real estate loans fueled these improved earnings. As we look to 2004, it appears we will be presented with several earnings challenges resulting from the decline in gains on sales of residential real estate loans and the reduced processing volumes at Quad City Bancard, as experienced during this last quarter of 2003. In addition, the coming months will bring some large investments in technology and facilities at our subsidiary banks. To be concise, we believe it will be very difficult to achieve earnings in 2004 that are comparable to 2003.

Strong asset growth resulted in a significant increase in net interest income of $3.4 million for 2003, when compared to the prior year. This growth offset a compressed net interest margin percentage created by the prolonged low rate environment. Increased gains on the sale of residential real estate loans were another significant contributor to the improved earnings, as these gains increased by $1.0 million for the twelve-month period. We are also very pleased with Cedar Rapids Bank & Trust's outstanding progress, as the bank was profitable in 2003, only its second full year of operation.

The Company continues to experience solid growth, with total assets increasing at a rate of 17% during 2003. In the fall of 2003, we announced plans for a fifth Quad City Bank & Trust banking facility, to be located in west Davenport. This facility will likely be completed in late 2004 and will aid in our efforts to continue expanding our market share in the Quad Cities. In addition, Quad City Bank & Trust has acquired the northern segment of its Brady Street facility in Davenport, which had previously been owned by the developer of the property. Renovations to develop this additional space for use by some of the Company's operational and administrative functions are nearly completed.

The Company's total assets increased to $710.0 million at December 31, 2003 from $604.6 million at December 31, 2002. During the same period, net loans increased by $70.9 million or 16% to $513.8 million from $442.9 million at December 31, 2002. Non-performing assets remained stable at $5.0 million at both December 31, 2002 and December 31, 2003. Total deposits increased 18% to $511.7 million at December 31, 2003 from $434.7 million at December 31, 2002. Stockholders' equity rose to $41.8 million at December 31, 2003 as compared to $36.6 million at December 31, 2002.

Cedar Rapids Bank & Trust continues to be a significant contributor to the Company's growth in assets, loans, and deposits since opening in September of 2001. We have continued to experience rapid growth, as we reached total assets of $150.1 million, net loans of $113.3 million, and deposits of $101.7 million as of December 31, 2003. We have also achieved profitability, as the bank had after-tax net income of $192 thousand for the year ended December 31, 2003, as compared to after-tax losses of $753 thousand for 2002. The market's positive reaction to our strategy of providing personalized banking relationships with the highest levels of service has continued to provide us with new commercial and retail banking relationships. We are planning a new headquarters facility for early 2005 and a new branch in Cedar Rapids in 2004.

We will continue to focus on loan quality during 2004. Nonaccrual loans at December 31, 2003 were $4.2 million, of which $3.2 million, or 76%, resulted from four large commercial lending relationships at Quad City Bank & Trust. Accruing loans past due 90 days or more were $756 thousand at December 31, 2003, of which $562 thousand, or 74%, were the result of another five lending relationships at Quad City Bank & Trust. The bank is working closely with all of these customers. Like many other financial institutions, some of our customers experienced difficulty in the lagging economy during 2003, which led management to increase the allowance for estimated loan losses from December 31, 2002 to December 31, 2003. Management is closely monitoring the Company's loan portfolio and the level of our allowance for loan losses. We are focusing our efforts in an attempt to improve the overall quality of our loan portfolio. To achieve our desired earnings, we must reduce our provisions for loan loss expense from 2002 and 2003 levels.

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Certainly  these  past ten years  have  brought  many  things we hoped  for.  In addition, a number of things have occurred that we did not envision.

Our trust department has grown to approximately $650 million in assets. The real estate department closed over 2,000 loans for the year ended December 31, 2003, totaling $241 million. We believe our private banking department provides unparalleled service to our customers.

We are pleased to announce that we are moving to an imaging technology in 2004. This requires a significant investment on our part but will provide enhanced service levels to our customers, improved research capability, and operational efficiency.

These ten years have seen dramatic shifts in our economic and political climate. We have experienced events that will change our lives forever. We have enjoyed incredibly prosperous times and an extended recessionary period. We have seen corporate greed and fraud threaten the confidence that investors and employees place in our financial system.

This year is a Presidential election year. Presidential elections center on economic questions, for one of the primary purposes of politics is the control of economic resources; every candidate offers different answers (sometimes new, sometimes old.) At the same time, election years salute the supremacy of individual choice. Voters make political decisions even as they continue to make economic decisions. The collective effect of the decisions is the hallmark of both democracy and capitalism. The information gleaned by analyzing that effect is a foundation for evaluating and applying investment decisions.

And what of the 2004 investment markets? Following three years of falling annual returns in the equity markets, 2003 returned to positive territory in a broad market move. Although it's difficult to expect such a pace to continue (particularly that torrid climb of the fourth quarter), ongoing earnings growth may buoy investor spirits and keep the market in an ascending mood for the near term. However, individual company reports could lead to volatility if expectations are not met or exceeded.

The economic data and the debate about the Fed's "considerable period" phrase foster short-term market reactions. Mostly-improving conditions have not squelched the differences of opinion. Indeed, though the ongoing steep rate curve suggests that market consensus predicts the next rate move to be upward, data is not definitive and debate centers around the timing.

Thanks to all our constituencies for your wonderful support and loyalty over these past ten years. We believe if we continue to serve you in a manner based on mutual respect and cooperation that we can together enjoy future decades of growth and prosperity. Thank you again.


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